EXHIBIT 10.28

February 3, 2015

Mr. James Edelson

277 West End Avenue, Apt 14A

New York, NY 10023

Dear Mr. Edelson:

Overseas Shipholding Group, Inc. (the “Company”) has agreed to provide you enhanced severance in connection with a termination of your employment by the Company pursuant to the terms set forth in this Letter Agreement.

The parties to this Letter Agreement hereby agree that:

1.     In the event that your employment with the Company is terminated by the Company for any reason other than for Cause or as a result of your death or Disability, the Company shall pay you in a single lump sum cash payment, an amount equal to the product of (i) your target annual bonus under the Company’s Annual Incentive Plan for the year of termination and (ii) a fraction, the numerator of which is the number of full weeks you were employed with the Company in such year and the denominator of which is fifty-two (the “Pro-Rata Bonus”). For purposes of this Letter Agreement, “Cause” shall mean, in each case after August 5, 2014, (i) your failure to perform substantially your duties to the Company (other than any such failure resulting from your incapacity due to physical or mental illness); provided, that in the case of any such failure that is non-recurring, to the extent reasonably susceptible to cure, the Company shall provide you with notice and 15 days to cure and in the event you successfully cure such failure, Cause shall no longer exist under this clause (i) as a result of such failure; (ii) your engaging in conduct constituting fraud, misappropriation, gross negligence or willful misconduct and which causes material injury to the Company or any of its present or former shareholders; (iii) your indictment for, or plea of guilty or nolo contendere to, a felony; (iv) intentional misconduct as an employee of the Company, including, but not limited to, knowing and intentional violation of written policies of the Company or specific directives of a superior, which policies or directives are neither illegal (or do not involve illegal conduct) nor require you to violate reasonable business ethical standards; or (v) a material breach by you of any material provision of this Letter Agreement or any other employment-related agreement. For purposes of this Letter Agreement, “Disability” shall mean shall mean that you are (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

2.     The Pro-Rata Bonus, if any, shall be paid at the same time annual bonuses with respect to the year of your termination of employment are paid to other employees of the Company, but in no event later than March 15 of the year following the year of your termination of employment.

3.     The payments and benefits provided under this Letter Agreement are subject to your executing the release attached hereto as Exhibit A (the “Release”) on or after the date of your termination of employment, and in any event no later than five (5) business days thereafter, and the Release becoming effective.

4.     Nothing herein shall be construed to constitute a guarantee, contract or agreement of employment for any particular period of time and your employment remains at-will, which means that either you or the Company (or its successor) may terminate the employment relationship at any time, for any reason, without notice, warning or cause.

5.     The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that you shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

6.     You will cooperate with the Company, by making yourself reasonably available to testify on behalf or at the request of the Company and its affiliates, including the reorganized debtors (collectively the “Company Group”), in any action, suit, or proceeding, whether civil, criminal, administrative, regulatory or investigative, and by providing assistance to the Company Group, in any such action, suit, or proceeding, by providing information and meeting and consulting with the board of directors of the Company (or the reorganized Company) or its representatives or counsel, or representatives or counsel to the Company Group, as may be reasonably requested. The Company agrees to reimburse you, on an after-tax basis, for all reasonable, documented out-of-pocket expenses (including legal fees) actually incurred in connection with your provision of testimony or assistance, as well as your time, if you are not employed by the Company and employed by a third party (to the extent you must take vacation time or are not paid by the third party), in each case to the extent permitted by law. Such reimbursement will occur within thirty (30) days after the submission of appropriate supporting documentation, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred. For the avoidance of doubt, the obligations in this paragraph 6 shall continue to apply notwithstanding any termination of your employment.

7.     This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

8.     This Letter Agreement may not be altered, modified, amended or terminated except by a written instrument signed by you and the Company

Sincerely,

Overseas Shipholding Group, Inc.

/s/Ian T. Blackley
By: Ian T. Blackley
Title: President and Chief Executive Officer

ACCEPTED and AGREED:

/s/James I. Edelson	February 3, 2015
James Edelson	Date

EXHIBIT A

RELEASE

OSG Ship Management, Inc. (“Employer”) and James Edelson (“Employee”), whose mailing address is 277 West End Avenue, Apt 14A, New York, NY 10023 agree to the terms and conditions set forth below:

1              (a)          Employee, for himself and for his heirs, executors, administrators and assigns (referred to collectively as “Releasors”), forever releases and discharges Overseas Shipholding Group, Inc. (“Parent”), Employer and any and all of Parent’s and Employer’s parent companies, partners, subsidiaries, affiliates, successors and assigns and any and all of any of such parties past and/or present officers, directors, partners, agents, employees, representatives, counsel, employee benefit plans and their fiduciaries and administrators, successors and assigns (referred to collectively as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date Employee signs this Release.

(b)          Without limiting the generality of the foregoing, this Release is intended to and shall release Releasees from any and all claims, whether known or unknown, that Releasors ever had, now have or may have against Releasees, including but not limited to: (i) any claim under the Age Discrimination in Employment Act, as amended; (ii) any claim under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (iii) any claim under Title VII of the Civil Rights Act of 1964, as amended; (iv) any claim under the Americans with Disabilities Act, as amended; (v) any claim under the Workers’ Adjustment and Retraining Notification Act; (vi) any claim under the Family and Medical Leave Act; (vii) any claim under the New York State and City Human Rights Laws, the New York Equal Pay Law, and the New York State Constitution; (viii) any claim under the Florida Civil Rights Act of 1992 f/k/a Human Rights Act of 1977, retaliation claims under the Workers’ Compensation Law (Fla. Stat. § 440.205), the Florida Equal Pay Act, or waivable rights under the Florida Constitution; (ix) any other claim of discrimination, harassment or retaliation (whether based on federal, state or local law, statutory or decisional), including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (x) any claim sounding in tort or contract (express or implied); (xi) any claim related to, arising out of or under the Overseas Shipholding Group, Inc. Severance Plan; and (xii) any claim for attorneys’ fees, costs, disbursements and/or the like.  By virtue of the foregoing, Employee agrees that he has waived any damages and other relief available to him (including, without limitation, money damages, equitable relief and reinstatement) under the claims waived in this paragraph.

(c)          Notwithstanding anything herein to the contrary, the sole matters to which this Release does not apply are: (i) claims arising after the last date Employee signs this Release; (ii) obligations arising under that certain letter agreement entered into between Employee and Parent on February 3, 2015; (iii) obligations arising under that certain settlement, release, and indemnity agreement entered into between Employee and, inter alia, Parent and Employer on February 3, 2015; or (iv) claims for any pre-approved business expenses incurred by Employee which have not yet been reimbursed by Employer.  In addition, notwithstanding any other provision of this Release, this Release is not intended to interfere with Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim Employee believes he may have against any Releasee.  However, by executing this Release, Employee hereby waives the right to recover in any proceeding Employee may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on Employee’s behalf.

2.             If any provision of this Release is held to be illegal, void, or unenforceable, such provision shall be of no force or effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Release.  Further, to the extent any provision of this Release is deemed to be overbroad or unenforceable as written, such provision shall be given the maximum effect permissible under law.  Without limiting the foregoing, if the Release is held to be illegal, void, or unenforceable, Employee hereby agrees that he shall promptly upon Employer’s request execute a release that is legal, valid and enforceable.

3.             This Release represents the entire understanding between the parties hereto with respect to the subject matter hereof, and may not be changed or modified except by a written agreement signed by both of the parties hereto.

4.             Except as preempted by ERISA, this Release shall be construed and enforced in accordance with the laws of the State of New York without regard to conflict of law rules.

5.             This Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

6.             Employee acknowledges that he: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider the terms of this Release for at least forty-five (45) days; (c) is hereby advised by Employer in writing to consult with an attorney of his choice in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with an attorney of his choice, or has had a reasonable opportunity to do so; and (e) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

7.           Employee may accept this Release by signing it before a witness and delivering it to Deanna Marshall at 1301 Avenue of the Americas, NY, NY 10019 on or before the fifth (5th) day following the Termination Date in accordance with the requirements of that certain letter agreement by and between the Employer and the Employee dated as of February 3, 2015 (the “Agreement”). After each execution of this Release, Employee shall have seven (7) days (the “Revocation Period”) to revoke such execution by indicating his desire to do so in writing delivered to Deanna Marshall at the above address by no later than the last day of the Revocation Period.  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.  Provided Employee does not revoke this Release during the Revocation Period, the effective date of each execution of this Release shall be the day after the last day of the Revocation Period.

[Signature pages to follow]

I have read the Release and hereby accept the benefits provided under the Release, subject to the terms and conditions set forth in the Release.

Print Name:		Date:
Employee

Signature:
Employee

STATE OF NEW YORK	) ss
COUNTY OF NEW YORK	)

On this 3rd day of  February, 2015 before me personally came James I. Edelson to me known and known to me to be the person described in and who executed the Release, and he duly acknowledged to me that he executed the same.

Notary Public

OSG Ship Management, Inc.

By:
Deanna Marshall
VP of Human Resources